SENIOR EXECUTIVE RETENTION AGREEMENT

This Senior Executive Retention Agreement (this “Agreement”) is dated as of the 13th day of March, 2013 by and between Joy Global Inc., a Delaware Corporation (the “Company”), and Randal Baker (the “Executive”).
WHEREAS, the Company and the Executive are parties to that certain Employment Agreement dated as of November 30, 2009 (the “Employment Agreement”) intended to retain and encourage the Executive’s full attention and dedication to the Company in the event of any pending or threatened Change of Control (as defined therein) by providing for certain compensation and benefits payable under certain circumstances in connection with a Change of Control; and
WHEREAS, the Board of Directors of the Company (the “Board”) has determined that it is in the best interests of the Company and its shareholders to supplement the Employment Agreement to provide additional incentives to retain the Executive independent of any potential or threatened Change of Control.
NOW, THEREFORE, in consideration of the foregoing premises and other good and valuable consideration, the parties hereto hereby agree as follows:
Certain Definitions.
Except as otherwise defined herein capitalized terms used herein shall have the meanings set forth in the Employment Agreement.
“Effective Period” means the period commencing on the date hereof and ending on the earlier of (i) the end of the Change of Control Period or (ii) the day preceding the Effective Date.
“Good Reason” shall have the same meaning as set forth in the Employment Agreement, except that “Good Reason” shall be determined as if the “Employment Period” under the Employment Agreement were the “Effective Period” (as defined herein).
“Outstanding Equity Award” means each award issued to the Executive under the Stock Incentive Plan prior to the date hereof, as set forth in Schedule A hereto, that has not expired, been cancelled, or settled in its entirety as of the date hereof.
“Stock Incentive Plan” means the Joy Global Inc. 2007 Stock Incentive Plan, as amended, or any stock incentive plan adopted after the date hereof by the Board to replace such plan.
“Termination Release” means a waiver and release of claims required by the Company in substantially the form attached as Exhibit A to this Agreement.

Amendment to Outstanding Equity Awards. Each Outstanding Equity Award is hereby amended (as applicable) to provide as follows in the event that during the Effective Period, the Executive incurs a termination by the Company without Cause or the Executive terminates employment for Good Reason:
each stock option that is an Outstanding Equity Award shall vest and become exercisable in full, and each such option shall be exercisable for 24 months after termination of employment (except that the option will not be exercisable later than the earlier of (a) the last day of the option’s original term or (b) the 10th anniversary of the date of grant); and
each restricted stock unit award that is an Outstanding Equity Award shall immediately become nonforfeitable and shall be paid at the same time that the award would be paid in the event of a retirement that causes the award to become non-forfeitable; and
each performance share award that is an Outstanding Equity Award shall immediately become nonforfeitable and the award shall be settled by payment in the amount of the “Target Number of Shares” (as defined in the applicable award agreement) at the same time as payment would otherwise occur if the Executive incurred a termination by the Company without “Cause” (as defined in the applicable award agreement).
Severance Benefits.    If, during the Effective Period the Executive incurs a termination by the Company without Cause or the Executive terminates employment for Good Reason, and the Executive executes and delivers to the Company within 30 days after the Date of Termination, and does not rescind within the time allowed thereby, the Termination Release:

A.
The Company shall pay to the Executive on a date that is within 30 days after the Date of Termination (subject to Section 4, below) a lump sum in cash equal to the sum of (A) two times the Executive’s then current annual base salary plus (B) a pro-rated portion of the target bonus authorized for the Executive under the Company’s annual cash incentive plan for the year in which the Date of Termination occurs. The pro-ration described in (B), above, shall be calculated by multiplying the target bonus by the number of days in the then current bonus performance period prior to the Date of Termination divided by the total number of days in such performance period. No other severance benefits shall be provided under this Agreement.

B.
For one year after the Executive's Date of Termination, or such longer period as may be provided by the terms of the appropriate plan, program, practice or policy (the “Benefit Continuation Period”), the Company shall continue benefits to the Executive and/or the Executive’s family at least equal to those that would have been provided to them in accordance with the plans, programs, practices and policies described in Section 3(b)(4) of the Employment Agreement if the Executive’s employment had not been terminated (to the extent such payments may be made under applicable law to the Executive without requiring the Company to provide similar payments to any other former employee); provided, however, that for purposes of the Executive’s rights under COBRA, the

Executive’s “period of coverage” (as defined in COBRA) shall commence at the end of the Benefit Continuation Period; provided, further, that, if the Executive becomes reemployed with another employer and is eligible to receive benefits under another employer provided plan, the medical and other welfare benefits described herein shall be secondary to those provided under such other plan, and such other benefits shall not be provided by the Company, during such applicable period of eligibility;

C.
The Company shall, at its sole expense as incurred, provide the Executive with outplacement services for up to one year with a provider that is reasonably agreed upon by the Executive and the Company; and

D.	To the extent not theretofore paid or provided, the Company shall timely pay or provide to the Executive any Other Benefits.
Certain Tax Considerations; 409A.
This Agreement shall be interpreted to ensure that the payments contemplated hereby to be made by the Company to the Executive are exempt from, or comply with, Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”); provided, however, that nothing in this Agreement shall be interpreted or construed to transfer any liability for any tax (including a tax or penalty due as a result of a failure to comply with Section 409A) from Executive to the Company or to any other individual or entity.
If, upon separation from service, the Executive is a “specified employee” within the meaning of Section 409A, any payment under this Agreement that is subject to Section 409A and would otherwise be paid within six months after the Executive’s separation from service will instead be paid in the seventh month following the Executive’s separation from service, or, if earlier, upon the Executive’s death (to the extent required by Section 409A(a)(2)(B)(i)). The delay described in the previous sentence shall apply to any payment under any other agreement between the Executive and the Company, including the Employment Agreement, that is considered to be a substitution, under Treas. Reg. § 1.409A-3(f), for a payment under this Agreement to which such delay applies.
If the period during which the Executive has discretion to execute or revoke a release straddles two calendar years, the Company shall make the payments that are conditioned upon the release no earlier than January 1st of the second of such calendar years, regardless of which taxable year the Executive actually delivers the executed release to the Company.
Term of this Agreement. This Agreement shall remain in effect only during the Effective Period. Upon expiration of the Effective Period, this Agreement shall automatically terminate.
Non-exclusivity of Rights. Nothing in this Agreement shall prevent or limit the Executive’s continuing or future participation in any plan, program, policy or practice provided by the Company or the Affiliated Companies and for which the Executive may qualify, nor subject to Section 4, shall anything herein limit or otherwise affect such rights as the Executive may have under any other contract or agreement with the Company or the Affiliated Companies. Amounts that are vested benefits or that the Executive is otherwise entitled to receive under any plan, policy, practice or program of or any other contract or agreement with the Company or the Affiliated Companies at or subsequent to the Date of Termination shall be payable in accordance with such plan, policy, practice or program or contract or agreement, except as expressly modified by this Agreement.
Successors.
This Agreement is personal to the Executive, and, without the prior written consent of the Company, shall not be assignable by the Executive other than by will or the laws of descent and distribution. This Agreement shall inure to the benefit of and be enforceable by the legal representatives of the Executive or of his estate.
This Agreement shall inure to the benefit of and be binding upon the Company and its successors and assigns. Except as provided in Section 7(c), without the prior written consent of the Executive this Agreement shall not be assignable by the Company.
The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to assume expressly and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. “Company” means the Company as hereinbefore defined and any successor to its business and/or assets as aforesaid that assumes and agrees to perform this Agreement by operation of law or otherwise.
Miscellaneous.
This Agreement shall be governed by and construed in accordance with the laws of the State of Wisconsin, without reference to principles of conflict of laws. The captions of this Agreement are not part of the provisions hereof and shall have no force or effect. This Agreement may not be amended or modified other than by a written agreement executed by the parties hereto or their respective successors and legal representatives.
All notices and other communications hereunder shall be in writing and shall be given by hand delivery to the other party or by registered or certified mail, return receipt requested postage prepaid, addressed as follows:
if to the Executive:     Randal W. Baker

if to the Company:     Joy Global Inc.
100 East Wisconsin Ave, Suite 2780
Milwaukee, WI 53202

Attention: General Counsel

or to such other address as either party shall have furnished to the other in writing in accordance herewith. Notice and communications shall be effective when actually received by the addressee.
The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement.
The Company may withhold from any amounts payable under this Agreement such United States federal, state or local or foreign taxes as shall be required to be withheld pursuant to any applicable law or regulation.
The Executive's or the Company's failure to insist upon strict compliance with any provision of this Agreement or the failure to assert any right the Executive or the Company may have hereunder, including, without limitation, the right of the Executive to terminate employment for Good Reason, shall not be deemed to be a waiver of such provision or right or any other provision or right of this Agreement.
The Executive and the Company acknowledge that, except as may otherwise be provided under any other written agreement between the Executive and the Company, the employment of the Executive by the Company is "at will" and the Executive's employment may be terminated by either the Executive or the Company at any time.

[Signatures on Following Page]

IN WITNESS WHEREOF, the Executive has hereunto set the Executive’s hand and, pursuant to the authorization from the Board, the Company has caused this Agreement to be executed in its name on its behalf, all as of the day and year first above written.

EXECUTIVE

__________________________________
Randal W. Baker

JOY GLOBAL INC.

By:     ______________________________
    Sean D. Major
    Executive Vice President
    General Counsel and Secretary

Exhibit A

Release

I, __________________________ (“Executive”), hereby generally and completely release the Joy Global Inc. and its directors, officers, employees, employee benefit plans, attorneys, predecessors, successors, parent and subsidiary entities, affiliates, and assigns (the “Company Releasees”) from any and all claims, liabilities and obligations, both known and unknown, that arise out of or are in any way related to events, acts, conduct, or omissions occurring prior to my signing this Release. This general release includes, but is not limited to: (1) all claims arising out of or in any way related to my employment with the Company (as defined in the Senior Executive Retention Agreement dated March 13, 2013, between the Company and me (the “Agreement”)) or the termination of that employment; (2) claims of breach of contract, wrongful termination, and breach of the implied covenant of good faith and fair dealing; and (3) all federal, state, and local statutory claims, including, but not limited to, claims for discrimination, harassment, retaliation, attorneys’ fees, or other claims arising under the federal Civil Rights Act of 1964 (as amended), the federal Americans with Disabilities Act of 1990, the federal Older Workers Benefits Protection Act, the federal Age Discrimination in Employment Act, the federal Worker Adjustment and Retraining Notification Act, the California Fair Employment and Housing Act (as amended), and California Labor Code Section 132a. I further acknowledge that I have been advised that this Release does not apply to any rights or claims that I have to post-termination benefits under Sections 3 of the Agreement or that may arise after the execution date of this Release.

In granting the releases herein, I understand and agree that this Release extends to all claims related to my employment with the Company, and the termination of that employment, of every nature and kind, known or unknown, suspected or unsuspected, as of the effective date of this Release, including all rights (if any) under Section 1542 of the California Civil Code, which provides: “A general release does not extend to claims which the creditor does not know or suspect to exist in his or her favor at the time of executing the release, which if known by him or her must have materially affected his or her settlement with the debtor.” I hereby each expressly waive and relinquish all rights and benefits under that section and any law of any jurisdiction of similar effect.

I agree that nothing in this Release is intended or shall be construed to affect, limit or otherwise interfere with any non-waivable right that I may possess under federal, state or local law. However, if any agency or court, including but not limited to the Equal Employment Opportunity Commission, assumes jurisdiction of any such claim against a Company Releasee on my behalf, I waive my right to individual or other monetary relief, and to the extent such individual or monetary relief cannot be waived, I assign all my rights to such relief to the Company.

By signing this Release, I acknowledge that I have had time to fully consider the terms of this release and the Agreement. I further acknowledge that I am accepting such terms knowingly and voluntarily, and that, by signing this Release, I will receive the payments and benefits described in Section 3 of the Agreement (as applicable) (“Severance Consideration”), which is compensation to which I would not otherwise be entitled. I also acknowledge that, by signing this Release, I am relying solely on the contents of the Agreement and this Release and not on any representations or promises, either express or implied, by any representative of the Company concerning the meaning of this documents or any aspect of my termination. I further acknowledge that my decision to sign this letter does not result from any threats or other coercive activities to induce acceptance of this Release.

I acknowledge that I have been given a period of at least twenty-one (21) days in which to consider the terms of this Release. If I have chosen to sign this Agreement in less than twenty-one (21) days, I represent that I did so voluntarily without any pressure by the Company. I understand that I have the right to revoke this Release at any time within seven (7) days after signing it, by providing written notice to Company, and that upon such revocation, I will not be entitled to the Severance Consideration.

I have been advised by the Company to consult with an attorney before signing this Release, and I fully understand the legal and binding effect of this Release.

Agreed and accepted:

___________________________
Randal W. Baker

Dated:    ______________________

SCHEDULE A

Stock Options

Option Grant Date	Exercise Price	Number of Options Granted	Number of Options Exercised	Options Currently Exercisable

December 7, 2009	$52.81	25,000	8,334	16,666
December 6, 2010	$80.50	14,000	0	9,334
December 5, 2011	$89.65	10,000	0	3,334
November 1, 2012	$66.03	15,000	0	0
December 3, 2012	$56.18	20,000	0	0

Performance Shares

Fiscal Year Granted	Date Granted	Threshold	Target	Maximum

2011	December 2010	2,250	4,500	6,750
2012	December 2011	2,000	4,000	6,000
2013	November 2012	2,500	5,000	7,500
2013	December 2012	3,500	7,000	10,500

Restricted Stock Units ("RSUs")

RSU Grant Date	Original Number of RSUs Granted	Additional RSUs Accrued in Lieu of Dividends	Shares Distributed	Total Restricted Stock Units Outstanding

December 7, 2009	5,000	168	1,720	3,448
December 6, 2010	4,500	98	0	4,598
December 5, 2011	4,000	54	0	4,054
November 1, 2012	5,000	14	0	5,014
December 3, 2012	7,000	20	0	7,020

			Total RSUs	24,134